Exhibit 99.1

News Release

EPAM Systems Reports Results for First Quarter 2013

•	First quarter revenues up 32% year-over-year

•	Second quarter revenues expected to increase 25% to 27% year-over-year

Newtown, PA – May 8, 2013 - EPAM Systems, Inc. (NYSE: EPAM), a leading provider of complex software engineering solutions and a leader in Central and Eastern European IT services delivery, today announced results for the quarter ended March 31, 2013.

“We continue to execute our strategy which is focused on complex, industry-driven solutions and high quality software engineering services, both of which are in strong demand in today’s rapidly changing technology environment. Our solid performance is due in large part to our ability to execute this strategy while continuing to invest in qualified professionals, productivity tools and long-term client relationships. As a result of these initiatives, we continue to gain market share within our existing customer base, expand our client base across virtually all of our geographies and verticals, and deliver double digit revenue growth,” commented Arkadiy Dobkin, CEO and President of EPAM Systems.

First Quarter 2013 Highlights

•	Revenues increased to $124.2 million, up 31.6% year-over-year;

•	GAAP income from operations was $15.5 million, an increase of 12.7% compared to $13.8 million in the first quarter of 2012;

•	Non-GAAP income from operations was $18.8 million, an increase of $2.7 million or 16.8% from $16.1 million in the first quarter of 2012;

•	Quarterly diluted earnings per share (EPS) on a GAAP basis was $0.27, flat compared to the year-ago quarter;

•	Non-GAAP quarterly diluted EPS was $0.35, up 12.9% from $0.31 in the year-ago quarter.

EPAM used cash from operations of $11.7 million in the first quarter of 2013. At March 31, 2013, the Company had cash and cash equivalents of $102.8 million.

Reconciliations of non-GAAP financial measures to operating results and diluted EPS are included at the end of this release.

Full Year and Second Quarter 2013 Outlook

“The outlook for services remains strong and we expect to see continued growth momentum in all of our markets. Our growth, whether organic or through acquisitions, will be driven by our ability to expand our services, add new vertical markets and provide outstanding technical expertise, especially for new and emerging technologies,” concluded Mr. Dobkin.

Based on current conditions, EPAM reiterates full year guidance of expected year-over-year revenues growth in the range of 23% to 25%. Non-GAAP net income growth for 2013 is expected to be in the range of 12% to 15% year-over-year, with an effective tax rate of approximately 20%.

For the second quarter of 2013, EPAM expects revenues between $131 million and $133 million, representing a growth rate of 26% to 28% over second quarter 2012 revenues. Second quarter 2013 non-GAAP diluted EPS is expected to be in the range of $0.38 to $0.40 based on an estimated second quarter 2013 weighted average of 48.0 million diluted shares.

Conference Call Information

EPAM will hold a conference call to discuss its first quarter 2013 results at 8:00 a.m. Eastern time, on Thursday, May 9, 2013. A live webcast of the call may be accessed over the Internet from EPAM’s Investor Relations website at http://investors.epam.com . Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call also is available by dialing 1-877-407-0784 (domestic) or 1-201-689-8560 (international). Participants should ask for the EPAM Systems first quarter 2013 conference call.

A replay of the live conference call will be available approximately one hour after the call. The replay will be available on EPAM’s website or by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the replay passcode 412950. The telephonic replay will be available until May 16, 2013.

About EPAM Systems

Established in 1993, EPAM Systems, Inc. (NYSE:EPAM) provides software engineering solutions through its leading Central and Eastern European service delivery platform. Headquartered in the United States, EPAM employs approximately 8,700 IT professionals and serves clients worldwide from its locations in the United States, Canada, UK, Switzerland, Germany, Sweden, Belarus, Hungary, Russia, Ukraine, Kazakhstan and Poland.

Non-GAAP Financial Measures

EPAM supplements results reported in accordance with principles generally accepted in the United States, referred to as GAAP, with non-GAAP financial measures. Management believes these measures help illustrate underlying trends in EPAM’s business and uses the measures to establish budgets and operational goals, communicated internally and externally, for managing EPAM’s business and evaluating its performance. Management also believes these measures help investors compare EPAM’s operating performance with its results in prior periods and compare EPAM and similar companies. EPAM anticipates that it will continue to report both GAAP and certain non-GAAP financial measures in its financial results, including non-GAAP results that exclude stock-based compensation expense, write-off and recovery, amortization of purchased intangible assets, goodwill impairment, legal settlement, foreign exchange gains and losses, and acquisition-related costs. Additionally, when important to management’s analysis, operating results are compared in “constant currency terms” to exclude the effect of exchange rate fluctuations by translating the current period’s revenues and expenses into U.S. dollars at the weighted average exchange rates of the prior period of comparison. Because EPAM’s reported non-GAAP financial measures are not calculated according to GAAP, these measures are not comparable to GAAP and may not necessarily be comparable to similarly described non-GAAP measures reported by other companies within EPAM’s industry. Consequently, EPAM’s non-GAAP financial measures should not be evaluated in isolation or supplant comparable GAAP measures, but, rather, should be considered together with its consolidated financial statements, which are prepared according to GAAP.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. EPAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Contact:

EPAM Systems, Inc.

Ilya Cantor, Chief Financial Officer

Phone: +1-267-759-9000 x64588

Fax: +1-267-759-8989

investor_relations@epam.com

EPAM SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in thousands, except per share data)
Revenues	$124,198	$94,383
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	77,937	60,175
Selling, general and administrative expenses	27,083	17,627
Depreciation and amortization expense	3,617	2,211
Other operating expenses, net	25	586

Income from operations	15,536	13,784
Interest and other income, net	630	476
Foreign exchange (loss)/ gain	(499)	80

Income before provision for income taxes	15,667	14,340
Provision for income taxes	2,987	2,241

Net income	$12,680	$12,099

Net income per share of common stock:
Basic (common)	$0.28	$0.30
Diluted (common)	$0.27	$0.27
Shares used in calculation of net income per share of common stock:
Basic (common)	44,812	30,197
Diluted (common)	47,646	33,957

EPAM SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of March 31, 2013	As of December 31, 2012
	(in thousands, except share and per share data)
Assets
Current assets
Cash and cash equivalents	$102,806	$118,112
Accounts receivable, net of allowance of $2,236 and $2,203, respectively	75,665	78,906
Unbilled revenues	51,762	33,414
Prepaid and other current assets	15,738	11,835
Employee loans, net of allowance of $0 and $0, respectively, current	1,018	429
Time deposits	1,562	1,006
Restricted cash, current	24	660
Deferred tax assets, current	6,822	6,593

Total current assets	255,397	250,955
Property and equipment, net	53,265	53,135
Restricted cash, long-term	356	467
Employee loans, net of allowance of $0 and $0, respectively, long-term	2,232	—
Intangible assets, net	16,030	16,834
Goodwill	22,575	22,698
Deferred tax assets, long-term	6,160	6,093
Other long-term assets	731	632

Total assets	$356,746	$350,814

Liabilities
Current liabilities
Accounts payable	$9,728	$6,095
Accrued expenses and other liabilities	7,636	19,814
Deferred revenue, current	4,920	6,369
Due to employees	15,129	12,026
Taxes payable	10,282	14,557
Deferred tax liabilities, current	672	491

Total current liabilities	48,367	59,352
Deferred revenue, long-term	621	1,263
Taxes payable, long-term	1,228	1,228
Deferred tax liabilities, long-term	3,071	2,691

Total liabilities	53,287	64,534

Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value; 160,000,000 authorized; 46,180,010 and 45,398,523 shares issued, 45,223,981 and 44,442,494 shares outstanding at March 31, 2013 and December 31, 2012, respectively	45	44
Additional paid-in capital	173,803	166,962
Retained earnings	141,672	128,992
Treasury stock	(8,697)	(8,697)
Accumulated other comprehensive loss	(3,364)	(1,021)

Total stockholders’ equity	303,459	286,280

Total liabilities and stockholders’ equity	$356,746	$350,814

EPAM SYSTEMS, INC. AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Measures

(Unaudited)

(In thousands, except per share amounts and percentages)

	Three Months Ended
	March 31,
	2013	2013	2013
	GAAP	Adjustments	Non-GAAP
Cost of revenues (exclusive of depreciation and amortization)	$77,937	($779)	$77,158	(a)

Selling, general and administrative expenses	$27,083	($1,835)	$25,248	(b)

Income from operations	$15,536	$3,313	$18,849	(c)

Operating margin	12.5%	2.7%	15.2%

Net income	$12,680	$3,812	$16,492	(d)

Diluted earnings per share	$0.27		$0.35	(e)

	Three Months Ended
	March 31,
	2012	2012	2012
	GAAP	Adjustments	Non-GAAP
Cost of revenues (exclusive of depreciation and amortization)	$60,175	($566)	$59,609	(a)

Selling, general and administrative expenses	$17,627	($1,064)	$16,563	(b)

Income from operations	$13,784	$2,354	$16,138	(c)

Operating margin	14.6%	2.5%	17.1%

Net income	$12,099	$2,274	$14,373	(d)

Diluted earnings per share	$0.27		$0.31	(e)

Notes:

(a)

Does not include $779 and $566 of stock-based compensation expense reported within cost of revenues for the three months ended March 31, 2013 and 2012, respectively.

(b)

	Three Months Ended
	March 31,
	2013	2012
Adjustments to GAAP selling, general and administrative expenses:
Stock-based compensation expense	$1,797	$984
Acquisition-related costs	38	80

Total adjustments to GAAP selling, general and administrative expenses	$1,835	$1,064

(c)

Adjustments to GAAP income from operations:
Stock-based compensation expense	$2,576	$1,550
reported within cost of revenues	779	566
reported within selling, general and administrative expenses	1,797	984
Amortization of purchased intangible assets	699	140

	Three Months Ended
	March 31,
	2013	2012
Acquisition-related costs	38	80
One-time charges	—	584

Total adjustments to GAAP income from operations	$3,313	$2,354

(d)

Adjustment to GAAP net income:
Stock-based compensation expense	$2,576	$1,550
reported within cost of revenues	779	566
reported within selling, general and administrative expenses	1,797	984
Amortization of purchased intangible assets	699	140
Acquisition-related costs	38	80
One-time charges	—	584
Foreign exchange loss/ (gain)	499	(80)

Total adjustments to GAAP net income	$3,812	$2,274

(e)

Non-GAAP weighted average diluted common shares outstanding were 47,646 and 45,980 during the three months ended March 31, 2013 and 2012, respectively.

Non-GAAP diluted earnings per share presents non-GAAP net income divided by Non-GAAP weighted average diluted common shares outstanding. Non-GAAP weighted average diluted common shares outstanding assumes (i) the 2.9 million shares EPAM sold in its February 2012 initial public offering were outstanding as of January 1, 2012, and (ii) the conversion of the outstanding preferred stock into common stock on an as-converted basis.